Exhibit 99.1

News Release	TRW Automotive
12025 Tech Center Drive
Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616
TRW Automotive Reports Second Quarter 2005 Financial Results; Provides Update on 2005 Outlook
LIVONIA, MICHIGAN, August 2, 2005 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported second-quarter 2005 sales of $3.4 billion, an increase of 6% compared to the same period a year ago. Net earnings for the quarter were $85 million or $0.83 per diluted share, which compares to $76 million or $0.75 per diluted share in the prior year quarter.
The Company’s earnings were above previously provided guidance primarily due to the timing of its Burgos, Spain facility closure and related expenses, the impact of a $17 million one-time tax benefit and improved operating performance. The Company announced in July that it received final notification from government authorities approving the closure of its Burgos, Spain manufacturing facility, and as such, restructuring expenses related to this action will now be recorded in the third quarter. During the second quarter, the Company also incurred a $7 million loss on retirement of debt related to the partial redemption of its 10-1/8% senior notes. Second quarter earnings after excluding the one-time tax benefit and loss on retirement of debt were $75 million or $0.73 per diluted share.
“Consistent with our performance in the previous quarter, our solid results can be attributed to our broad diversification and the steady flow of new safety products and systems in combination with aggressive cost performance,” said John C. Plant, president and chief executive officer.

“For the remainder of the year, we expect our diversification and our portfolio of safety products to continue to bolster our results. We will also continue to execute our operating plans with precision and take aggressive actions to counter the effects of challenging industry conditions, which is the primary reason why we have elected to decisively increase our restructuring efforts this year.” Mr. Plant added, “We believe the higher level of restructuring we plan to incur this year will better position the Company to maintain its competitive position over the long term.”
Second Quarter 2005
The Company reported second-quarter 2005 sales of $3.4 billion, an increase of $202 million or 6% compared to prior year sales of $3.2 billion. The increase resulted primarily from higher sales of new products and foreign currency translation, partially offset by pricing provided to customers and lower vehicle production volumes in North America. Operating income for second-quarter 2005 was $198 million, a decrease of $4 million compared to the prior year period total of $202 million. The decrease resulted primarily from the continued impact of commodity inflation above prior year levels, foreign currency losses, increased restructuring expenses and other costs, which were partially offset by the benefits of higher sales and cost reduction programs in excess of pricing provided to customers and non-commodity inflation. Restructuring expenses in the second quarter of 2005 were $13 million, as compared to $8 million in the prior year quarter.
Net interest and securitization expense for the second quarter of 2005 totaled $55 million, which compares to $60 million in the prior year period. The year-to-year reduction in expense can be attributed to the Company’s deleveraging activities, which include debt reduction and other capital structure improvement efforts, offset partially by rising interest rates. As stated previously, the Company incurred $7 million for loss on retirement of debt in the quarter related to its partial bond redemption.
Tax expense for the quarter was $51 million, which included a one-time tax benefit of $17 million resulting from the impact of a tax law change in Poland. The Company’s second-quarter 2005 effective tax rate excluding the tax benefit and the effect of the $7 million loss on retirement of debt was in the range of previously provided guidance.

The Company reported second-quarter 2005 net earnings of $85 million or $0.83 per diluted share, which included the one-time tax benefit of $17 million and $7 million for loss on retirement of debt. Second-quarter 2005 earnings after excluding these items were $75 million or $0.73 per diluted share, which compares to $76 million or $0.75 per diluted share in the prior year period.
Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $324 million for second-quarter 2005, which compares to prior year EBITDA of $325 million. Excluding the year-to-year impact of restructuring expenses, as previously mentioned, EBITDA was higher by $4 million compared to the prior year period.
First Half 2005
The Company reported first-half 2005 sales of $6.6 billion, an increase of $504 million or 8% compared to prior year sales of $6.1 billion. The increase resulted primarily from sales of new products, foreign currency translation and the effect of five additional calendar days in the first half of 2005, partially offset by pricing provided to customers and lower vehicle production volumes in North America. Operating income for first-half 2005 was $353 million, a decrease of $2 million compared to the prior year total of $355 million. The decrease resulted primarily from the continued impact of commodity inflation above prior year levels, foreign currency losses, increased restructuring costs and expenses directly related to customer and supplier solvency issues, partially offset by the benefits of higher sales and cost reduction programs in excess of pricing provided to customers and non-commodity inflation. Restructuring expenses in the first half of 2005 were $21 million, as compared to $13 million in the prior year period.
Net interest and securitization expense for the first half of 2005 totaled $114 million, which compares to $123 million in the prior year period. As discussed previously, the Company incurred $7 million for loss on retirement of debt during the second quarter related to the partial redemption of its 10-1/8% senior notes.

Tax expense for the first half was $97 million, which included the previously mentioned one-time tax benefit of $17 million that resulted from the impact of a tax law change in Poland. The Company’s first-half 2005 effective tax rate after excluding the tax benefit and the effect of the $7 million loss on retirement of debt was in the range of previously provided guidance.
The Company reported first-half 2005 net earnings of $135 million or $1.33 per diluted share, which included the $17 million one-time tax benefit and $7 million loss on retirement of debt. First-half 2005 earnings after excluding these items were $125 million or $1.23 per diluted share. In comparison, first-half 2004 net earnings were $78 million or $0.78 per diluted share, which included debt retirement and refinancing expenses of $48 million related to the Company’s initial public offering and a bank debt refinancing transaction. Net earnings during the 2004 period after excluding debt retirement and refinancing expenses were $126 million or $1.27 per diluted share.
First half 2005 EBITDA totaled $607 million, which compares to prior year EBITDA of $601 million. Excluding the year-to-year impact of restructuring expenses, as previously mentioned, EBITDA increased by $14 million compared to the prior period.
Capital Structure/Liquidity
Net cash flow from operating activities during the second quarter and first half of 2005 totaled $263 million and $212 million, respectively. Capital expenditures for the quarter were $91 million compared to $95 million in the prior year quarter. For first-half 2005, capital expenditures totaled $174 million, which compares to $162 million in the prior year period. As of July 1, 2005, the Company had $2,845 million of debt and $519 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,326 million. Net debt declined by $153 million compared to the end of first-quarter 2005 and $46 million compared to the year-end 2004 level.

On May 3, 2005, the Company completed the redemption of a portion of its Euro denominated 10-1/8% senior notes due 2013, equivalent to approximately $63 million (USD) of debt. The transaction was funded with a portion of the proceeds raised from the private sale of 7.3 million shares of common stock issued to institutional investors in March of this year. As mentioned previously, the Company incurred related pre-tax expenses of $7 million for premiums and associated fees during the quarter.
2005 Outlook
The Company updated its full-year 2005 outlook to include the second quarter one-time tax benefit and to reflect current industry assumptions. Accordingly, the Company expects revenue in the range $12.5 to $12.9 billion and earnings per diluted share in the range of $1.60 to $1.80. Full year outlook after excluding the $17 million one-time tax benefit and the $7 million loss on retirement of debt is expected to be in the range of $1.50 to $1.70 per diluted share, unchanged from previous guidance.
Earnings guidance has been updated to include restructuring related expenses of approximately $70 million and a revised effective tax rate in the range of 43% to 50%, which now reflects the impact of the one-time tax benefit. This guidance also includes $33 million of expenses for amortization of intangibles resulting from the February 2003 acquisition of the Company by affiliates of The Blackstone Group L.P. Lastly, the Company expects capital expenditures to total approximately 4% of sales for the year.
For the third quarter of 2005, the Company expects revenue of approximately $2.9 billion and results ranging from a loss per share of $(0.08) to earnings per diluted share of $0.05. Third quarter guidance includes net pre-tax restructuring costs of approximately $30 million.
Second Quarter 2005 Conference Call
The Company will host its second-quarter 2005 conference call at 9:00 a.m. (EDT) today, Tuesday, August 2, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.

A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 7841880.
A live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trwauto.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information, which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company. Non-GAAP measures are not purported to be a substitute for any GAAP measure and as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure, please see the financial schedules that accompany this release.
About TRW
With 2004 sales of $12.0 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 60,000 people in 24 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.

Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2004 (the “10K”) and our Report on Form 10-Q for the quarter ended April 1, 2005, and include: possible production cuts by our customers; escalating pricing pressures from our customers; severe inflationary pressures impacting the market for ferrous metals and other commodities; non-performance by, or insolvency of, our suppliers and customers; our substantial leverage; interest rate risk arising from our variable rate indebtedness; the highly competitive automotive parts industry and its cyclicality; product liability and warranty and recall claims; our dependence on our largest customers; loss of market share by domestic vehicle manufacturers; limitations on flexibility in operating our business contained in our debt agreements; fluctuations in foreign exchange rates; the possibility that our owners’ interests will conflict with ours; work stoppages or other labor issues and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
# # #

TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page
Consolidated Statements of Operations (unaudited) for the three months ended July 1, 2005 and June 25, 2004	A2

Consolidated Statements of Operations (unaudited) for the six months ended July 1, 2005 and June 25, 2004	A3

Consolidated Balance Sheets as of July 1, 2005 (unaudited) and December 31, 2004	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended July 1, 2005 and June 25, 2004	A5

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three and six months ended July 1, 2005 and June 25, 2004	A6
The accompanying unaudited consolidated financial information and reconciliation of GAAP net earnings to earnings before interest, income tax, accounts receivable securitization cost, loss on retirement of debt, and depreciation and amortization (“EBITDA”) should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarterly period ended April 1, 2005 as filed with the United States Securities and Exchange Commission on February 23, 2005 and May 5, 2005, respectively.

A1

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	July 1, 2005	June 25, 2004
	(In millions, except per share amounts)
Sales	$3,365	$3,163
Cost of sales	2,959	2,783

Gross profit	406	380
Administrative and selling expenses	126	132
Research and development expenses	52	42
Amortization of intangible assets	8	8
Restructuring charges	13	8
Other (income) expense — net	9	(12)

Operating income	198	202
Interest expense — net	54	60
Loss on retirement of debt	7	1
Accounts receivable securitization costs	1	—

Earnings before income taxes	136	141
Income tax expense	51	65

Net earnings	$85	$76

Basic earnings per share:
Earnings per share	$0.86	$0.77

Weighted average shares	99.0	98.9

Diluted earnings per share:
Earnings per share	$0.83	$0.75

Weighted average shares	102.2	101.3

A2

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Six Months Ended
	July 1, 2005	June 25, 2004
	(In millions, except per share amounts)
Sales	$6,590	$6,086
Cost of sales	5,820	5,381

Gross profit	770	705
Administrative and selling expenses	262	257
Research and development expenses	106	79
Amortization of intangible assets	16	17
Restructuring charges	21	13
Other (income) expense — net	12	(16)

Operating income	353	355
Interest expense — net	112	122
Loss on retirement of debt	7	48
Accounts receivable securitization costs	2	1

Earnings before income taxes	232	184
Income tax expense	97	106

Net earnings	$135	$78

Basic earnings per share:
Earnings per share	$1.36	$0.81

Weighted average shares	99.0	96.6

Diluted earnings per share:
Earnings per share	$1.33	$0.78

Weighted average shares	101.6	99.5

A3

TRW Automotive Holdings Corp.
Consolidated Balance Sheets

	As of
	July 1, 2005	December 31, 2004
	(Unaudited)
	(Dollars in millions)
Assets

Current assets:
Cash and cash equivalents	$506	$790
Marketable securities	13	19
Accounts receivable — net	1,946	1,813
Inventories	627	684
Prepaid expenses	77	34
Deferred income taxes	168	176

Total current assets	3,337	3,516

Property, plant and equipment — net	2,423	2,635
Goodwill	2,357	2,357
Intangible assets — net	749	765
Prepaid pension cost	204	190
Deferred income taxes	115	91
Other assets	556	560

Total assets	$9,741	$10,114

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$37	$40
Current portion of long-term debt	18	19
Trade accounts payable	1,775	1,887
Accrued compensation	294	309
Income taxes payable	271	233
Other current liabilities	1,049	992

Total current liabilities	3,444	3,480

Long-term debt	2,790	3,122
Post-retirement benefits other than pensions	941	959
Pension benefits	775	843
Deferred income taxes	254	268
Long-term liabilities	268	272

Total liabilities	8,472	8,944
Minority interests	62	65
Commitments and contingencies
Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,134	1,131
Retained earnings (accumulated deficit)	63	(72)
Accumulated other comprehensive earnings	9	45

Total stockholders’ equity	1,207	1,105

Total liabilities, minority interests, and stockholders’ equity	$9,741	$10,114

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 1, 2005	June 25, 2004
	(Dollars in millions)
Operating Activities
Net earnings	$135	$78
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	254	246
Other — net	(38)	55
Changes in assets and liabilities, net of effects of businesses acquired or divested	(139)	(351)

Net cash provided by operating activities	212	28

Investing Activities
Capital expenditures	(174)	(162)
Acquisitions, net of cash acquired	—	(5)
Net proceeds from asset sales and divestitures	—	108

Net cash used in investing activities	(174)	(59)

Financing Activities
Change in short-term debt	(2)	4
Proceeds from issuance of long-term debt	1,313	1,268
Redemption of long-term debt	(1,598)	(1,852)
Debt issue costs	(4)	(7)
Issuance of capital stock, net of fees	143	635
Repurchase of capital stock	(143)	(319)
Proceeds from exercise of stock options	1	—

Net cash used in financing activities	(290)	(271)
Effect of exchange rate changes on cash	(32)	(7)

Decrease in cash and cash equivalents	(284)	(309)
Cash and cash equivalents at beginning of period	790	828

Cash and cash equivalents at end of period	$506	$519

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarterly period ended April 1, 2005, which contain summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
(Dollars in millions)	July 1, 2005	June 25, 2004
GAAP net earnings	$85	$76
Income tax expense	51	65
Interest expense, net of interest income	54	60
Accounts receivable securitization costs	1	—
Loss on retirement of debt	7	1
Depreciation and amortization	126	123

EBITDA	$324	$325

	Six Months Ended
(Dollars in millions)	July 1, 2005	June 25, 2004
GAAP net earnings	$135	$78
Income tax expense	97	106
Interest expense, net of interest income	112	122
Accounts receivable securitization costs	2	1
Loss on retirement of debt	7	48
Depreciation and amortization	254	246

EBITDA	$607	$601

A6